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                                                                    EXHIBIT 23.1

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts", "Summary Financial Information", and "Selected Historical Financial Information" and to the use of our report dated February 8, 2002 (except Notes 12, 17 and 18, as to which the dates are _____, 2002, April 4, 2002 and April 16, 2002, respectively) in the Registration Statement (Amendment No. 1 to Form S-1 No. 333-86332) and the related Prospectus of Bakers Footwear Group Inc. for the registration of 2,500,000 shares of its common stock.

                                             Ernst & Young LLP

St. Louis, Missouri

The foregoing consent is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 12 to the financial statements.

                                             /s/ Ernst & Young LLP

St. Louis, Missouri
May 31, 2002